Room 4561
								December 16, 2005

Ms. Caroline Bembry
Chief Financial Officer
Optio Software, Inc.
3015 Windward Plaza
Windward Fairways II
Atlanta, GA  30005

Re:	Optio Software, Inc.
Form 10-K for Fiscal Year Ended January 31, 2005
Form 10-Q for Fiscal Quarter Ended July 31, 2005
File No. 1-15529

Dear Ms. Bembry:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,



      Stephen G. Krikorian
      Branch Chief - Accounting
Ms. Caroline Bembry
Optio Software, Inc.
October 18, 2005
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